Three Allen Center 333 Clay Street, Suite 4980 Houston, Texas 77002 TEL 713 510 2400 FAX 713 510 2499 civeo.com
Exhibit 10.3

Date /	September 30, 2021
To /	Allan Schoening
RE /	Dual Employment Agreement Cancellations

This letter is to document our understanding and agreement that effective as of September 30, 2021, your Dual Employment Agreements for Canada and the United States, each entered into on July 17, 2015, will be cancelled and are of no further force and effect. The Executive Change of Control Agreement entered into by between Civeo Corporation and yourself originally dated as of July 13, 2015, as amended effective July 20, 2020, remains in full force and effect and is not affected by the cancellation of the Dual Employment Agreements.

/s/ Bradley J. Dodson	/s/ Allan Schoening
Bradley J. Dodson Chief Executive Officer and President Civeo Corporation	Allan Schoening

9/30/2021	9/30/2021
Date	Date